Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(5). InterPrivate II agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

NON-REDEMPTION AGREEMENT

This NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of November 28, 2022, is made by and among InterPrivate II Acquisition Corp., a Delaware corporation (the “Company”), and the Magnetar Funds (as defined below) set forth on Exhibit A (collectively, the “Investors” and each, an “Investor”).

WHEREAS, the Company is a special purpose acquisition company whose Class A Common Stock (“Common Stock”) is traded on the New York Stock Exchange under the symbol “IPVA”, among other securities of the Company;

WHEREAS, the Company, TMPST Merger Sub I Inc., TMPST Merger Sub II LLC and Getaround, Inc. (the “Target”) have entered into an Agreement and Plan of Merger, dated as of May 11, 2022 (as may be amended from time to time, the “Merger Agreement”);

WHEREAS, the Company and Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (“Mudrick”) have entered into a Convertible Note Subscription Agreement, dated as of May 11, 2022 (the “Mudrick Subscription Agreement”), pursuant to which Mudrick has subscribed for the purchase of up to $175,000,000 in aggregate principal amount of senior secured convertible notes of the Company (the “Mudrick Notes”), to be issued pursuant to the form of indenture attached as an exhibit to the Mudrick Subscription Agreement, contemporaneously with the closing of the business combination contemplated by the Merger Agreement (the “Business Combination”), subject to the conditions precedent set forth in the Mudrick Subscription Agreement, including the condition that the Company and the Target shall have raised an aggregate of at least $50,000,000 in aggregate gross proceeds in addition to the gross proceeds from the sale of the Mudrick Notes (the “Mudrick Minimum Cash Condition”), which may be satisfied through any combination of (i) a private placement of securities of the Company, (ii) cash remaining in the Company’s trust account, net of redemptions, and (iii) an offering of convertible debt instruments of the Target that are mandatorily exchangeable for Common Stock on or prior to the closing date of the Business Combination (“Target 2022 Bridge Notes”);

WHEREAS, the Target has received aggregate gross proceeds of approximately $35,000,000 from the sale of Target 2022 Bridge Notes, such that the Company and the Target are required, as of the date of this Agreement, to raise in a private placement or retain in the Company’s trust account (net of redemptions) approximately an additional $15,000,000 to satisfy the Mudrick Minimum Cash Condition;

WHEREAS, Magnetar Financial LLC, a Delaware limited liability company (“Magnetar Financial”) serves as the investment adviser to the Magnetar Funds (as defined in the Schedule 13G filed on January 1, 2022 by Magnetar Financial, Magnetar Capital Partners LP, Supernova

Management LLC, and Alec N. Litowitz (the “Schedule 13G”) with the SEC in respect of their beneficial ownership of securities of the Company), and as such Magnetar Financial exercises voting and investment power over the 2,004,500 shares of Common Stock held for the accounts of the Investors, all as more particularly set forth in the Schedule 13G (the “Magnetar Shares”);

WHEREAS, pursuant to the Company’s Amended and Restated Certificate of Incorporation (the “COI”), in its capacity as a holder of Common Stock, each Investor has the right to require that the Company redeem the Magnetar Shares held by such Investor in connection with the Business Combination, for the Redemption Price (as defined in the COI), representing the right to receive up to an aggregate of $20,045,000 of the funds currently in the Company’s trust account (before any addition of interest or permitted deductions for taxes), to the extent each Investor exercises such redemption right;

WHEREAS, pursuant to the terms of this Agreement, the Investors, in the aggregate, desire to agree to refrain from exercising such redemption right with respect to up to 1,550,000 of the Magnetar Shares, in the aggregate, representing aggregate gross proceeds in the Company’s trust account of up to $15,500,000 (before any addition of interest or permitted deductions for taxes), to the extent elected by the Company; and

WHEREAS, all capitalized terms used but not defined herein shall have the respective meanings specified in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.    Non-Redemption Agreement. If as of the applicable redemption deadline in respect of the Common Stock (the “Non-Redemption Measurement Date”), the Company and the Target require no more than $15,500,000 of additional gross proceeds to satisfy the Mudrick Minimum Cash Condition, and upon the consummation of the Business Combination, an aggregate of at least 9,000,000 shares of Common Stock shall be offered by the Company to all non-redeeming holders of Common Stock on a pro rata basis pursuant to the Registration Statement without payment of a purchase price (the “Bonus Shares”), which shall be (a) registered with the SEC pursuant to the Registration Statement, (b) free of any contractual lock-up and (c) listed for trading on the New York Stock Exchange, then upon Magnetar Financial’s receipt, no later than one Business Day following the Non-Redemption Measurement Date, of written notice from the Company of its election to invoke this Agreement (a “Company Election”), each Investor, severally and not jointly, agrees that it shall rescind, reverse or revoke any prior redemption elections made in connection with the Business Combination, in an amount such that the aggregate number of Magnetar Shares that are not redeemed is equal to such number of the Magnetar Shares elected by the Company pursuant to the Company Election, not to exceed the lesser of (i) 1,550,000, or (ii) the number determined by dividing the amount of additional gross proceeds actually required to satisfy the Mudrick Minimum Cash Condition as of the Non-Redemption Measurement Date, after giving effect to redemptions by all stockholders other than the Investors, by $10.00 per share (such number of Magnetar Shares elected by the Company is referred to herein as the “Magnetar Non-Redemption Shares”). In the event of a Company Election, no later than the Business Day immediately following the Non-Redemption Measurement Date, the Company shall provide written notice to Magnetar Financial setting forth the scheduled closing date of the Business Combination and the number of Magnetar Non-Redemption Shares, with a copy of the redemption report generated by the Company’s transfer agent as of the Non-Redemption Measurement Date (the “Company Non-Redemption Notice”). If the Investors shall have submitted a request or requests to the Company’s transfer agent to redeem a number of shares of Common Stock in connection with the Business Combination that equals or exceeds the number of Magnetar Non-Redemption Shares set forth in the Company Non-Redemption Notice, then no later than one Business Day following receipt of the Company Non-Redemption Notice, the Investors shall rescind, reverse or revoke such prior redemption election(s) to the extent required to satisfy its non-redemption obligation hereunder, and shall provide the Company’s transfer agent with such documents or instruments as it may reasonably require to effect such redemption reversal and revocation. If the parties to the Merger Agreement determine to change the scheduled closing date of the Business Combination to a later date than that set forth in the Company Non-Redemption Notice, then in each such event the Company and the Investors shall repeat the procedures set forth above in this Section 1, and such Investor’s non-redemption obligation hereunder shall remain in effect from the date of this Agreement until the termination of this Agreement pursuant to Section 6 hereof (the “Term”) notwithstanding such change or changes to the scheduled closing date of the Business Combination. For purposes of this Agreement, “Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by legal requirements to close.

2.    Cash Fee. Immediately upon consummation of the Business Combination pursuant to the Merger Agreement and the sale of the Mudrick Notes pursuant to the Mudrick Subscription Agreement, the Company shall pay the Investors $3,000,000 in immediately available funds by wire transfer in accordance with the wire instructions to provided by the Investors. Such obligation shall be binding on the Company and its successors and assigns regardless of whether the Company delivers a Company Non-Redemption Notice.

3.    Lock-Up. From the date of this Agreement until the earlier to occur of (i) a public announcement or filing that the Business Combination will not occur, (ii) January 31, 2023, or (iii) the consummation of the Business Combination, each Investor hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will (a) engage in any transfer, pledge transactions or “Short Sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) that would, when aggregated with any such transactions of any other Investors, exceed an aggregate of 454,500 of the Magnetar Shares, or (b) offer for sale, sell (including Short Sales), transfer (including by operation of law), place a lien on, pledge, convert, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) or encumber any of the Magnetar Shares (collectively, a “Transfer”) that would, when aggregated with any Transfer of any other Investors, exceed an aggregate of 454,500 of the Magnetar Shares. These restrictions shall not impact any previously entered into Short Sales, Transfers or pledges that would not have the effect of preventing or materially delaying the performance of any Investor’s obligations hereunder.

4.    Representations and Warranties. Each of the parties hereto represents and warrants to the other party that: (a) it is a validly existing company, partnership or corporation, in good standing under the laws of the jurisdiction of its formation or incorporation; (b) this

Agreement constitutes a valid and legally binding obligation on it in accordance with its terms, subject to laws relating to bankruptcy, insolvency and relief of debtors, and laws governing specific performance, injunctive relief and other equitable remedies; (c) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, and (d) the execution, delivery and performance of this Agreement will not result in a violation of its Certificate of Formation or Certificate of Incorporation, as applicable, or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which it is a party or by which it is bound. Each Investor represents and warrants to the Company, severally and not jointly, that, as of the date hereof, such Investor beneficially owns the number of shares of Common Stock set forth opposite such Investor’s name on Exhibit A hereto.

5.    Expenses. Each party shall be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby.

6.    Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the mutual written consent of the parties hereto, (c) January 31, 2023, if the Business Combination has not been consummated by such date, and (d) the consummation of the Business Combination. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to clauses (a) and (d) above shall not affect any liability on the part of any party for an intentional breach of this Agreement. Section 5 through and including Section 18 of this Agreement will survive the termination of this Agreement.

7.    Trust Account Waiver. Each Investor acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (“IPO”) and certain proceeds of a private placement (including interest accrued from time to time thereon) for the benefit of its public stockholders and certain other parties (including the underwriters of the IPO). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, such Investor hereby agrees (on its own behalf and on behalf of its related parties) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and it shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”); provided, that the Released Claims shall not include any rights or claims of Magnetar Financial or any of its related parties, including the Investors, as a holder of securities of the Company to the extent related to or arising from any securities of the Company other than Magnetar Non-Redemption Shares. Each Investor hereby irrevocably waives (on its own behalf and on behalf of its related parties) any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account with respect to the Released Claims.

8.    Public Disclosure. The Company shall file a Current Report on Form 8-K with the SEC (the “Current Report”) reporting the material terms of this Agreement prior to the consummation of the Business Combination. The Company shall not, and shall cause its representatives to not, disclose any material non-public information to Magnetar Financial or any of the Investors concerning the Company, the Common Stock or the Business Combination, other than the existence of this Agreement, such that none of Magnetar Financial nor any Investor shall be in possession of any such material non-public information from and after the filing of the Current Report. Notwithstanding anything in this Agreement to the contrary, Magnetar Financial agrees that the Company shall have the right to publicly disclose the name of Magnetar Financial and the nature of Magnetar Financial’s commitments, arrangements and understandings under and relating to this Agreement in any Form 8-K filed by the Company with the SEC in connection with the execution and delivery of this Agreement, and any registration statement or proxy solicitation materials filed or amended on or after the date of this Agreement, to the extent such disclosure is required by law; provided that, prior to making any such required public disclosure, the Company shall use commercially reasonable efforts to (a) provide Magnetar Financial with three (3) Business Days to review the portion of the public disclosure that refers directly to Magnetar Financial’s commitment pursuant to this Agreement, and (b) incorporate any reasonable comments received from Magnetar Financial or its representatives within such three (3) Business Day period as to such public disclosures referring directly to Magnetar Financial’s commitment pursuant to this Agreement (it being understood, however, that with respect to the initial public disclosure as to the existence of this Agreement, such three (3) Business Day period may be reduced by the Company to a one (1) Business Day period). Notwithstanding anything in this Agreement to the contrary, neither the Company nor Magnetar Financial shall publicly disclose or include the name of Magnetar Financial, any of the Investors or any of their respective affiliates in any press release or other marketing materials without the prior written consent of Magnetar Financial.

9.    Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 16 hereof or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

10.    Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

11.    Form W-9 or W-8. Each Investor shall, upon or prior to the consummation of the Business Combination, execute and deliver to the Company a completed IRS Form W-9 or Form W-8, as applicable.

12.    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning party hereto (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any Investor may transfer its rights, interests and obligations hereunder to one or more investment funds or accounts managed or advised by Magnetar Financial (or a related party or affiliate) and to the extent such transferee is not a party to this Agreement, such transferee shall agree to be bound by the terms hereof prior to any such transfer being effectuated.

13.    Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

14.    Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

15.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16.    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day), provided the sender receives no bounce-back or similar message indicating non-delivery; in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 16):

If to the Company prior to consummation of the Business Combination:

InterPrivate II Acquisition Corp.

c/o InterPrivate LLC

1350 Avenue of the Americas

New York, NY 10019

Attention: Brandon C. Bentley, General Counsel

Email: Bbentley@interprivate.com

with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP

1840 Century Park East

Suite 1900

Los Angeles, CA 90067

Attention: Kevin Friedmann; Laurie Green

Email: friedmannk@gtlaw.com; greenl@gtlaw.com

If to the Company after consummation of the Business Combination:

Getaround, Inc.

55 Green Street

San Francisco, CA 94111

Attention: Spencer Jackson

Email: spencer@getaround.com

with a copy (which will not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Rd.

Menlo Park, CA 94025-1015

Attention: Steve Venuto, Matthew Gemello, Bill Hughes

Email: svenuto@orrick.com, mgemello@orrick.com, bhughes@orrick.com

If to Magnetar Financial:

c/o Magnetar Financial LLC

1603 Orrington Avenue, 13th Floor

Evanston, IL 60201

Attention: Chief Legal Officer

Email: fisecuritynotices@magnetar.com

with a copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Eric Halperin

Email: ehalperin@willkie.com

17.    Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument, and shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

18.    Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent that they relate in any way to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

InterPrivate II Acquisition Corp.

By:	/s/ Ahmed Fattouh
Name:	Ahmed Fattouh
Title:	CEO

Magnetar Constellation Master Fund II, Ltd
Magnetar Constellation Fund, Ltd
Magnetar Systematic Multi-Strategy Master Fund Ltd
Magnetar Capital Master Fund, Ltd
Magnetar Lake Credit Fund LLC
Magnetar Structured Credit Fund, LP
Magnetar Xing He Master Fund Ltd
Purpose Alternative Credit Fund Ltd
Purpose Alternative Credit Fund – T LLC
Magnetar SC Fund Ltd

By: Magnetar Financial LLC, as investment manager/manager/general partner

/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

EXHIBIT A

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